Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Results for 2008

•                  Fiscal year 2008 net sales of $931.4 million and Adjusted EBITDA of $73.3 million

•                  On a U.S. GAAP basis, a net loss of $335.3 million, or ($9.44) per diluted share, negatively impacted by non-cash goodwill and other intangible impairment, tax valuation charges, and restructuring charges totaling $305.3 million or ($8.59) per diluted share

•                  Recently announced restructuring initiatives expected to result in approximately $25 million to $30 million in cost savings in 2009

EVANSVILLE, Ind. – February 26, 2009 – Accuride Corporation (OTCBB: AURD), a leading manufacturer and supplier of commercial vehicle components, today announced its fourth quarter and fiscal year 2008 results.  Net sales in 2008 were $931.4 million, compared with $1,013.7 million in the prior year.  The decrease in sales was the result of reduced demand from customers in the commercial vehicle industry.  On a U.S. GAAP basis, the Company reported a net loss of $335.3 million, or ($9.44) per diluted share, which was impacted by $256.8 million in non-cash goodwill and other intangible impairment, $41.5 million of tax valuation charges, and $7.0 million of restructuring charges totaling $305.3 million or ($8.59) per diluted share, compared with a net loss of $8.6 million or ($0.25) per diluted share, in the prior year.

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In the fourth quarter, net sales were $208.8 million compared to $222.5 million in the fourth quarter of 2007.  On a U.S. GAAP basis, the Company reported a net loss of $125.8 million or ($3.51) per diluted share, compared with a net loss of $10.4 million or ($0.29) per diluted share, in the prior year.  The results were impacted by $61.2 million in non-cash goodwill and other intangible impairment, $41.5 million of tax valuation charges, and $0.5 million of restructuring charges totaling $103.2 million or ($2.88) per diluted share.

“Our results were impacted by a difficult operating environment with demand weakening throughout the year as the macroeconomic environment worsened and freight remained at a low level,” said Bill Lasky, Accuride’s Chairman, President, and CEO.  “In the fourth quarter, the industry environment declined further in November and December as OEM customers reduced build schedules and the aftermarket declined.  However, due to cost savings from our restructuring initiatives, we were able to partially offset the decline.  For example, gross profit margins in our Wheels segment improved year-over-year despite lower volumes.”

Fourth Quarter Operating Results

	Three Months Ended December 31,
	2008		2007

Net sales:
Wheels	$86,091	41.3%	$100,697	45.3%
Components	111,970	53.6%	110,883	49.8%
Other	10,732	5.1%	10,963	4.9%
Total net sales	$208,793	100.0%	$222,543	100.0%
Gross profit:
Wheels	17,183	20.0%	19,452	19.3%
Components	(9,664)	(8.6)%	(1,370)	(1.2)%
Other	2,920	27.2%	2,947	26.9%
Corporate	(346)	—%	(396)	—%
Total gross profit	10,093	4.8%	20,633	9.3%

Income (loss) from operations	(68,708)	(32.9)%	6,699	3.0%

Net loss	$(125,775)	(60.2)%	$(10,428)	(4.7)%
Diluted loss per share	$(3.51)		$(0.29)

Net sales of $208.8 million in the fourth quarter of 2008 were down 6.2 percent compared to the prior year quarter.  Wheels’ net sales declined 14.5 percent due primarily to reduced demand for Class 5-7 vehicles and trailers.  Components’ net sales increased 1.0 percent during the fourth quarter, largely driven by increases in wheel-end component sales and raw material surcharge recovery.

Gross profit declined to $10.1 million, or 4.8 percent of sales, from $20.6 million, or 9.3 percent of sales, in fourth quarter of 2007.  Gross profit in the Wheels segment decreased due to extended plant shutdowns and unabsorbed overhead related to lower industry demand partially offset by over $10.0 million in savings related to restructuring and other cost reduction initiatives, as well as foreign exchange.  Gross profit in 2007 for the Wheels segment benefited

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from $5.7 million in insurance proceeds and other items related to the reduction in the employee workforce.  Gross profit in the Components segment also declined versus the prior year, due to lower industry demand partially offset by approximately $2.1 million in benefits from restructuring initiatives.  Gross profit in the Components segment in the fourth quarter of 2008 was also impacted by a $3.1 million loss related to a sale of assets.

The Company had an operating loss of $68.7 million in the fourth quarter of 2008 compared to operating income of $6.7 million in the prior year period.  Operating expenses in the fourth quarter 2008 included $64.8 million in non-cash goodwill and other intangible impairment and $4.3 million in one-time research and development expenses recognized in the current year.  Excluding these charges, the Company experienced a decrease in operating expenses in the quarter totaling $3.2 million related to on-going expense and salary reduction initiatives.

The Company reported a net loss of $125.8 million, or ($3.51) per diluted share, during the fourth quarter of 2008 including non-cash goodwill and other intangible impairment, tax valuation charges and restructuring charges totaling $103.2 million, or ($2.88) per diluted share.  This compares to a net loss of $10.4 million, or ($0.29) per diluted share, in the prior year.

Restructuring Initiatives

In response to the extended downturn in the commercial vehicle market, the Company announced a phased restructuring plan on September 22, 2008, to reduce its fixed costs and increase efficiencies.

The first phase of the restructuring included an 18 percent reduction in the salaried workforce, a 9 percent reduction in the hourly workforce, the consolidation of warehouse facilities and the creation of an aftermarket division.  The Phase I restructuring initiatives yielded approximately $4.8 million in costs savings in the fourth quarter of 2008 and are expected to generate $22 million to $25 million in cost savings in 2009.

On December 15, 2008, the Company announced a second phase of restructuring initiatives which included the consolidation of the Company’s aluminum wheel facilities and the redeployment of equipment in its component businesses.  The Company incurred a restructuring charge of $0.9 million in the fourth quarter of 2008, of which $0.6 million will impact cash in 2009.  In 2009, the Company expects to incur $1.3 million in additional expenses, $8.3 million in accelerated depreciation and $10.0 million in capital expenditures related to this phase of restructuring.  It is expected that Phase II restructuring will save the Company an estimated $3 million to $5 million in 2009 and generate annual cost savings of $12 million to $15 million in 2010.

Combined, the Phase I and Phase II restructuring initiatives are expected to generate approximately $25 million to $30 million in cost savings in 2009.

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Goodwill and Other Intangible Impairment

Under SFAS No. 142, we are required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred.  Due to the significant decline in our stock price resulting from overall economic and industry conditions, we determined that an indicator of impairment existed as of June 30, 2008, and performed a step one analysis.  The results indicated that impairments existed in our Components and Other reporting segments.  We calculated the fair value of the affected reporting units using a combination of market and income approaches, involving use of quoted market prices, market multiples, and discounted cash flow projections.  We calculated the fair value of the affected trade names using a relief from royalty method.  In the third quarter, we recorded goodwill and other intangible asset impairment charges of $193.1 million and $19.1 million, respectively.

Our annual impairment test was performed as of November 30, 2008, which also indicated impairment and resulted in recognizing additional goodwill and other intangible asset impairment charges of $57.4 million and $7.4 million, respectively.  Such charges are non-cash and do not affect our liquidity, tangible equity or debt covenant ratios.

Twelve Month Operating Results

	Twelve Months Ended December 31,
	2008		2007

Net sales:
Wheels	$391,433	42.1%	$477,115	47.1%
Components	492,025	52.8%	491,324	48.5%
Other	47,951	5.1%	45,247	4.4%
Total net sales	$931,409	100.0%	$1,013,686	100.0%
Gross profit:
Wheels	65,018	16.6%	69,555	14.6%
Components	(18,728)	(3.8)%	7,108	1.4%
Other	13,226	27.6%	11,676	25.8%
Corporate	(3,916)	—%	(1,845)	—%
Total gross profit	55,600	6.0%	86,494	8.5%

Income (loss) from operations	(276,643)	(29.7)%	29,596	2.9%

Net loss	$(335,320)	(36.0)%	$(8,639)	(0.9)%
Diluted income (loss) per share	$(9.44)		$(0.25)

For the twelve-month period ended December 31, 2008, net sales declined by 8.1 percent to $931.4 million.  Net sales for the Wheels segment decreased by 18.0 percent due to a reduction in demand for heavy- and medium-duty wheels and light steel wheels.  The prior year period included $40.1 million in additional light steel wheel sales to Ford and GM and $10.6 million of revenue related to a resolution of a commercial dispute with a customer.  Net sales in the

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Components and Other segments increased by 0.1 percent and 6.0 percent, respectively, due to market share gains and pricing related to the recovery of increases in raw material costs.

Gross profit for 2008 declined to $55.6 million, or 6.0 percent of sales, from $86.5 million, or 8.5 percent of sales, in the prior year.  Gross profit in 2008 was impacted by $7.4 million in costs related to the recently announced restructuring initiatives.  Gross profit in the Wheels segment declined compared to the prior year due primarily to inefficiencies related to lower industry demand which was partially offset by restructuring and other operating improvements.  Included in 2007 results in our Wheels segment are additional severance and other charges of $16.7 million primarily related to a reduction-in-force in our Canadian facility, accelerated depreciation of $12.8 million, and recognition of a gain of $3.8 million from an insurance settlement.  Gross profit in the Components segment declined compared to the prior year due to manufacturing inefficiencies and lower industry demand which was partially offset by operating improvements and price increases related to raw material recovery.  Included in 2008 and 2007 in our Components segment were $7.7 million and $2.1 million, respectively, of costs related to a labor disruption at our Rockford, Illinois, facility.

The Company had an operating loss of $276.6 million in 2008 compared to operating income of $29.6 million in the prior year.  Operating expenses in 2008 included $277.0 million in non-cash goodwill and other intangible impairment, $5.0 million in restructuring charges and $4.3 million in one-time research and development expenses recognized in the current year.  Excluding these charges, the Company experienced a decrease in operating expenses totaling $9.9 million related to ongoing expense and salary reduction initiatives.

The Company reported a net loss of $335.3 million, or ($9.44) per diluted share, in 2008 including non-cash goodwill and other intangible impairment, tax valuation charges and restructuring charges totaling $305.3 million, or ($8.59) per diluted share.  This compares to a net loss of $8.6 million, or ($0.25) per diluted share, in the prior year.

Liquidity and Debt

Adjusted EBITDA was $15.0 million, or 7.2 percent of sales, for the fourth quarter of 2008, compared to Adjusted EBITDA of $17.7 million, or 7.9 percent of sales, for the same quarter of 2007.  Adjusted EBITDA was $73.3 million, or 7.9 percent of sales, for 2008, compared to Adjusted EBITDA of $108.9 million, or 10.7 percent of sales, in 2007.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.

As of December 31, 2008, the Company had cash of $123.7 million and total debt of $651.2 million resulting in net debt of $527.5 million.  For the fourth quarter of 2008, cash from operating activities was $17.7 million and capital expenditures totaled $4.8 million, resulting in free cash flow of $12.9 million, compared to free cash flow of $44.7 million in the fourth quarter of 2007.  Free cash flow was negatively impacted in the fourth quarter due to delayed payments on receivables from customers and tax refunds and accelerated payables to vendors.  For the fiscal year ended December 31, 2008, free cash flow was a negative $38.9 million compared to free cash flow of $46.4 million in 2007.

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Subsequent Events

On February 4, 2009, the Company announced the completion of an amendment to its senior credit facility and a strategic partnership with an affiliate of Sun Capital Securities Group, LLC (Sun Capital).  The amendment adjusts certain financial covenants under the Company’s credit agreement from the fourth quarter of 2008 through 2010, including leverage, interest coverage and fixed charge coverage ratios, and extends the maturity date of the revolving credit facility until January 31, 2011.

Sun Capital, which currently holds approximately $70 million principal amount of the loans outstanding under Accuride’s term facility, agreed to modify these loans to become last out as to payment to the other loans outstanding under the term facility.  Sun Capital also agreed to modify certain voting provisions and other rights as a holder of these last-out loans.  The Company will accrue interest on a payment-in-kind (PIK) basis on these last-out loans until December 31, 2009, after which time the interest payment will continue to accrue on a PIK basis until the Company’s liquidity position, defined as cash plus revolver availability, exceeds $50 million.  The ability to accrue interest on a PIK basis on these last-out loans will result in over $8 million in enhanced liquidity to the Company in 2009.

In exchange for Sun Capital’s agreement to the modification to its loans under the term facility, the Company has agreed to issue warrants to Sun Capital exercisable for 25 percent of the fully-diluted common stock of the Company, expand the Company’s board of directors to 12 members and grant Sun Capital the right to elect five directors and nominate one independent director, and require supermajority board approval for certain corporate actions as long as Sun Capital maintains at least a 10 percent ownership in the Company’s common stock.  Sun Capital is also expected to provide customary strategic, business, and operational support to the Company.  Sun Capital currently owns approximately 9.9 percent of the Company’s common stock.

Industry Overview

The Company continues to be negatively impacted by weakness within the commercial vehicle market.  Our three major end markets (North America Class 5-8 vehicles, U.S. Trailers, and the related aftermarket channels) have all suffered year-over-year losses mainly due to a soft economy and a recessionary freight environment.

During the fourth quarter, in what is traditionally the strongest quarter for net orders, all three commercial vehicle segments experienced major order intake declines.  Class 8 net orders decreased 25 percent from the previous quarter and Class 5-7 and U.S. Trailer decreased 8% and 34 percent, respectively.  Year over year, Class 8, Class 5-7, and U.S. Trailer markets had total net order declines of 51 percent, 50 percent, and 62 percent respectively.

Due to anemic order intake, backlogs within the Class 5-8 markets as well as the trailer market are currently at historical lows.  With backlogs failing to increase, OEMs have continued to reduce their build plans with very little notice to suppliers.

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For 2009, industry experts agree that the commercial vehicle industry will remain at very low levels through at least the first half of 2009 as the general economy and freight environment remain weak.  However, forecasts for second half of the year differ due to conflicting views on the timing and magnitude of the economic recovery.

Company Outlook

“At Accuride, we’re prepared to face what may be one of the lowest truck build years in recent history and, for that reason, at this time, we will not provide guidance for 2009,” added Lasky.  “Although the downturn took a toll on our 2008 results, we have not been complacent.  Rather, we proactively reduced fixed costs while streamlining our operations and gaining efficiencies which in total are expected to provide between $25 million and $30 million in cost savings in the coming year.  However, we aren’t totally playing defense.  We continue to introduce new products and pursue a greater share of the aftermarket business.”

“Finally, improving our financial flexibility has been a critical element for successfully executing all of our improvement programs.  To that end, we recently completed an amendment to our credit facility that should provide ample liquidity through the downturn in the industry.  While we have further work ahead to improve our overall cost position, the majority of the structural changes to our product mix and asset base are likely behind us.  Our aim is to emerge from the current downturn a stronger, more efficient competitor with ample capacity to profitably serve our customers’ peak demand levels.”

The Company will conduct a conference call to review its fourth quarter results on Thursday, February 26, 2009, at 10:00 a.m. Central Time.  The phone number to access the conference call is (866) 953-6854 in the United States, or (617) 399-3478 internationally, access code 44837472.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning February 26, 2009, at 1:00 p.m. Central Time, continuing to March 5, 2009, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 98190597.  The financial results for the three-month and twelve-month period ended December 31, 2008, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note

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that the Company’s actual future results could differ materially from those expressed or implied in such forward-looking statements, and are subject to a number of risks, uncertainties and other factors.  These factors could include, among others, whether the amendment provides the financial flexibility ultimately required for the Company to execute its business plan, the possibility that further amendments to the credit agreement may be required in the event of unanticipated adverse impacts to the Company’s business, as well as the Company’s ability to obtain such amendments, the ability to achieve the anticipated benefits of the transactions with Sun Capital, and the impact on the Company’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Accuride cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made, and assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share data)	2008	2007	2008	2007

NET SALES	$208,793	$222,543	$931,409	$1,013,686
COST OF GOODS SOLD	198,700	201,910	875,809	927,192
GROSS PROFIT	10,093	20,633	55,600	86,494
OPERATING EXPENSES:
Goodwill and other intangible impairment	64,821	1,100	277,041	1,100
Selling, general and administrative	13,980	12,834	55,202	55,798
INCOME (LOSS) FROM OPERATIONS	(68,708)	6,699	(276,643)	29,596
OTHER INCOME (EXPENSE):
Interest income	259	616	1,288	1,952
Interest expense	(15,835)	(14,054)	(52,688)	(50,296)
Other income (expense), net	(4,244)	1,158	(4,821)	6,978
LOSS BEFORE INCOME TAXES	(88,528)	(5,581)	(332,864)	(11,770)
INCOME TAX PROVISION (BENEFIT)	37,247	4,847	2,456	(3,131)
NET INCOME (LOSS)	$(125,775)	$(10,428)	$(335,320)	$(8,639)

Weighted average common shares outstanding—basic	35,813	35,369	35,538	35,179

Basic income (loss) per share	$(3.51)	$(0.29)	$(9.44)	$(0.25)

Weighted average common shares outstanding—diluted	35,813	35,369	35,538	35,179

Diluted income (loss) per share	$(3.51)	$(0.29)	$(9.44)	$(0.25)

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ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2008	2007	2008	2007

NET LOSS	$(125,775)	$(10,428)	$(335,320)	$(8,639)
Net interest expense	15,576	13,438	51,400	48,344
Income tax benefit (provision)	37,247	4,847	2,456	(3,131)
Depreciation and amortization	11,617	13,102	46,162	61,586
Goodwill and other intangible impairment	64,821	1,100	277,041	1,100
EBITDA	3,486	22,059	41,739	99,260
Restructuring, severance and other charges(1)	7,188	(3,400)	26,379	16,140
Items related to our credit agreement(2)	4,329	(997)	5,174	(6,493)
ADJUSTED EBITDA	$15,003	$17,662	$73,292	$108,907

Note:

1)              For the three months ended December 31, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $0.9 million in costs associated with restructuring initiatives, (ii) $3.2 million for one-time product development costs in our seating business, and (iii) a $3.1 million loss on the sale of assets at our Anniston, Alabama, facility.  For Item (i), $0.6 million affected gross profit and $0.3 million affected operating expenses.  Item (ii) affected operating expenses.  Item (iii) affected gross profit.  For the three months ended December 31, 2007, Adjusted EBITDA represents a net loss before net interest expense, income taxes, depreciation and amortization, plus (i) ($1.9) million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) ($3.8) million from insurance proceeds at our facility in Erie, Pennsylvania, (iii) $2.1 million associated with a labor dispute at our facility in Rockford, Illinois, and (iv) $0.2 million in fees related to the secondary stock offerings completed in May and June 2007.  Items (i), (ii) and (iii) affected gross profit.  Item (iv) affected operating expenses.  For the twelve months ended December 31, 2008, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $7.7 million in costs associated with a labor disruption at our facility in Rockford, Illinois, (ii) $12.4 million in costs associated with restructuring initiatives, (iii) $3.2 million for one-time product development costs in our seating business, and (iv) a $3.1 million loss on the sale of assets at our Anniston, Alabama, facility.  Item (i) and (iv) affected gross profit.  For Item (ii), $6.8 million affected gross profit and $4.7 million affected operating expenses.  Item (iii) affected operating expenses.  For the twelve months ended December 31, 2007, Adjusted EBITDA represents a net loss before net interest expense, income tax expense, depreciation and amortization, plus (i) $14.2 million in costs associated with a reduction in the employee workforce in our steel wheel operations, (ii) $1.3 million in other non-operating costs at our facility in London, Ontario, (iii)  $1.2 million in costs associated with a change in post-retirement benefits in Erie, Pennsylvania, (iv) ($3.2) million from insurance proceeds at our facility in Erie, Pennsylvania (v) $2.1 million associated with a labor dispute at our facility in Rockford, Illinois, and (vi) $0.5 million in fees related to the secondary stock offerings completed in May and June 2007.  Items (i), (ii), (iii), (iv) and (v) affected gross profit.  Item (vi) affected operating expenses.

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2)              Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended December 31, 2008, items related to our credit agreement consist of foreign currency losses and other net income of $4.3 million.  For the three months ended December 31, 2007, items related to our credit agreement consist of foreign currency income and other net income of $1.0 million.  For the twelve months ended December 31, 2008, items related to our credit agreement consist of foreign currency losses and other income or losses of $5.2 million.  For the twelve months ended December 31, 2007, items related to our credit agreement consist of foreign currency income and other net income of $6.5 million.

Adjusted EBITDA is not intended to represent cash flow as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an indicator of cash flow from operations.  Adjusted EBITDA represents net income before net interest expense, income tax (expense) benefit, depreciation and amortization plus non-recurring items.  However, other companies may calculate Adjusted EBITDA differently.  Accuride has included information concerning Adjusted EBITDA in this press release because Accuride’s management and our board of directors use it as a measure of our performance to internal business plans to which a significant portion of management incentive programs are based.  In addition, future investment and capital allocation decisions are based on Adjusted EBITDA.  Investors and industry analysts use Adjusted EBITDA to measure the Company’s performance to historic results and to the Company’s peer group.  The Company has historically provided the measure in previous press releases and believes it provides transparency and continuity to investors for comparable purposes.  Certain financial covenants in our borrowing arrangements are tied to similar measures.

ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,	December 31,
(In thousands)	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,676	$90,935
Customer and other receivables	78,219	87,195
Inventories, net	78,805	92,570
Supplies, net	18,501	20,540
Other current assets	6,603	22,125
Total current assets	305,804	313,365
PROPERTY, PLANT AND EQUIPMENT, net	258,638	279,240
OTHER ASSETS:
Goodwill and other assets	242,153	521,029
TOTAL	$806,595	$1,113,634
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$63,937	$80,070
Other current liabilities	61,681	69,884
Total current liabilities	125,618	149,954
LONG-TERM DEBT	651,169	572,725
OTHER LIABILITIES	103,623	117,155
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Total stockholders’ equity (deficiency)	(73,815)	273,800
TOTAL	$806,595	$1,113,634

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Twelve Months Ended December 31,
(In thousands)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(335,320)	$(8,639)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and impairment of property, plant and equipment	40,764	55,912
Amortization – deferred financing costs	1,235	1,235
Amortization – other intangible assets	5,398	5,674
Loss on disposal of assets	3,160	433
Impairment of property, plant, and equipment	3,257	—
Provision for deferred income taxes	790	(8,450)
Equity in earnings of affiliates	—	—
Non-cash stock-based compensation	2,434	2,719
Impairments of investments	2,896	—
Impairments of goodwill and other intangibles	277,041	1,100
Changes in certain assets and liabilities:
Receivables	8,145	55,470
Inventories and supplies	15,806	12,667
Prepaid expenses and other assets	(19,494)	11,142
Accounts payable	(13,027)	(25,873)
Accrued and other liabilities	(2,250)	(20,448)
Net cash provided by (used in) operating activities	(9,165)	82,942
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(29,685)	(36,499)
Cash distribution from investment - Trimont	353	427
Proceeds from sale of property, plant and equipment	—	446
Purchase of marketable securities	(5,000)	—
Other investments, net of cash acquired	(975)	(740)
Net cash used in investing activities	(35,307)	(36,366)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	—	(70,000)
Increase in revolving credit advance	78,444	5,000
Decrease in revolving credit advance	—	(5,000)
Proceeds from employee stock option and stock purchase plans	416	3,006
Tax effect from employee stock option exercises	(1,647)	1,149
Net cash provided by (used in) financing activities	77,213	(65,845)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	32,741	(19,269)
CASH AND CASH EQUIVALENTS—Beginning of year	90,935	110,204
CASH AND CASH EQUIVALENTS—End of year	$123,676	$90,935

Supplemental cash flow information:
Cash paid for interest	$43,499	$46,794
Cash paid for income taxes	$2,231	$2,101
Cash paid for capital leases	$200	$214
Purchases of property, plant and equipment in accounts payable	$5,115	$8,221

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